UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 10, 2009

SPANSION INC.

(Exact name of registrant as specified in its charter)

State of Delaware	0-51666	20-3898239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices, including zip code)

(408) 962-2500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Chief Financial Officer

On April 10, 2009, Dario Sacomani entered into a Personal Leave Agreement and Release (the “Agreement”) with Spansion Inc. (the “Company”). Under the terms of the Agreement, Mr. Sacomani resigned as Executive Vice President and Chief Financial Officer of the Company, effective immediately, but remains a part-time employee of the Company for a transition period of up to nine months. Mr. Sacomani also has agreed to provide transition services during his leave. Mr. Sacomani will continue to receive his current base salary and health insurance benefits through the transition period, as well as up to $7,500 in relocation expenses.

Appointment of Interim Chief Financial Officer

On April 10, 2009, the Company’s Board of Directors has appointed Thora Thoroddsen, 46, as the Company’s Interim Chief Financial Officer, effective immediately. Ms. Thoroddsen is a Senior Vice President of Brincko Associates, Inc., a management consulting firm (“Brincko Associates”). Pursuant to a Services Agreement dated February 26, 2009 (the “Services Agreement”) between the Company, Brincko Associates, John P. Brincko and Ms. Thoroddsen, the Company pays Brincko Associates a monthly retainer of $155,000, which includes $60,000 a month for Ms. Thoroddsen’s services, as well as reimbursement for expenses reasonably incurred by Ms. Thoroddsen. In addition, the Services Agreement provides that the Company indemnify Ms. Thoroddsen for her acts during the term of the Services Agreement. Mr. Brincko currently serves as the Company’s Chief Restructuring Officer.

Ms. Thoroddsen joined Brincko Associates in 2000. Prior to joining Brincko Associates, Ms. Thoroddsen held several positions at Mossimo, Inc. from 1997 to 2000, including Senior Vice President of Operations, Senior Vice President of Finance, Controller, Secretary and Treasurer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANSION INC.

By:	/s/ John H. Kispert
Name:	John H. Kispert
Title:	President and Chief Executive Officer

Date: April 16, 2009